Exhibit 99.2

Aspen Surgical Products Holding, Inc. and Subsidiaries Consolidated Financial Statements December 31, 2011 and 2010

Aspen Surgical Products Holding, Inc. and Subsidiaries
Index
December 31, 2011 and 2010

Page(s)

Report of Independent Auditors

To the Board of Directors of
Aspen Surgical Products Holding, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of Aspen Surgical Products Holding, Inc. and Subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

April 27, 2012

Aspen Surgical Products Holding, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2011 and 2010

	2011	2010

Assets
Current assets
Cash	$2,653,609	$2,212,806
Accounts receivable, net of allowance for doubtful
accounts of $255,101 and $216,712, respectively	15,125,835	6,718,904
Inventories	20,695,180	20,275,147
Prepaid expenses and other current assets	1,287,712	1,131,623
Income taxes refundable	1,708,704	907,913
Deferred income tax asset	1,063,387	1,013,221
Total current assets	42,534,427	32,259,614
Property, plant and equipment, net	30,702,535	29,093,683
Goodwill	65,885,470	65,918,306
Intangible assets, net	66,314,338	73,707,631
Other assets	271,976	374,039
Total assets	$205,708,746	$201,353,273
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,006,404	$4,219,543
Accrued expenses	6,390,765	4,039,822
Current maturities of long-term debt	7,525,000	5,375,000
Total current liabilities	18,922,169	13,634,365
Long-term liabilities
Long-term obligations, less current maturities	91,457,938	100,840,763
Deferred income tax liabilities	10,627,074	11,323,644
Total long-term liabilities	102,085,012	112,164,407
Total liabilities	121,007,181	125,798,772
Stockholders’ equity
Common stock, par value $0.01 per share, 22,000 shares
authorized, 21,708 and 21,522 shares issued and outstanding
at December 31, 2011 and 2010, respectively	217	215
Additional paid-in capital	73,482,540	72,514,229
Accumulated other comprehensive income-foreign currency
translation adjustment	287,605	374,980
Retained earnings	10,931,203	2,665,077
Total stockholders’ equity	84,701,565	75,554,501
Total liabilities and stockholders’ equity	$205,708,746	$201,353,273

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Consolidated Statements of Operation
Years Ended December 31, 2011 and 2010

	2011	2010

Net sales	$118,109,353	$76,508,040
Cost of sales	61,371,692	42,136,268
Gross profit	56,737,661	34,371,772
Selling, general and administrative	33,029,156	25,157,559
Business transaction expense	166,082	2,623,082
Income from continuing operations	23,542,423	6,591,131
Interest expense, net	11,775,193	9,345,065
Foreign currency transaction (loss)	(49,436)	(529,903)
Income (loss) before income taxes from
continuing operations	11,717,794	(3,283,837)
Income tax expense (benefit)	3,451,668	(1,422,893)
Net income (loss) from continuing operations	8,266,126	(1,860,944)
Discontinued operations, net of income taxes	-	383,743
Net income (loss)	$8,266,126	$(1,477,201)

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity and Comprehensive Income
Years Ended December 31, 2011 and 2010

					Accumulated Other
					Comprehensive
					Income (Loss)
					Foreign
				Additional	Currency
	Comprehensive	Common Stock		Paid-In	Translation	Retained
	Income (Loss)	Shares	Amount	Capital	Adjustment	Earnings	Total

Balances at December 31, 2009		12,595	$126	$33,801,608	$572,904	$4,142,278	38,516,916
Issuance of common stock	$-	5,986	59	25,132,407	-	-	25,132,466
Stock option exercise	-	214	2	661,103	-	-	661,105
Conversion of convertible debt for common stock	-	2,727	28	11,304,955	-	-	11,304,983
Compensation expense related to
stock options	-	-	-	566,129	-	-	566,129
Capital contribution resulting from common
control transaction	-	-	-	1,048,027	-	-	1,048,027
Net loss	(1,477,201)	-	-	-	-	(1,477,201)	(1,477,201)
Foreign currency translation adjustments	(197,924)	-	-	-	(197,924)	-	(197,924)
Total comprehensive income (loss)	$(1,675,125)
Balances at December 31, 2010		21,522	215	72,514,229	374,980	2,665,077	75,554,501
Stock option exercise		186	2	598,539	-	-	598,541
Compensation expense related to
stock options				369,772			369,772
Net income	$8,266,126	-	-	-	-	8,266,126	8,266,126
Foreign currency translation adjustments	(87,375)	-	-	-	(87,375)	-	(87,375)
Total comprehensive income (loss)	$8,178,751
Balances at December 31, 2011		21,708	$217	$73,482,540	$287,605	$10,931,203	$84,701,565

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2011 and 2010

	2011	2010

Operating activities
Net income (loss)	$8,266,126	$(1,477,201)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Foreign currency loss on intercompany loans	27,832	513,229
Depreciation and amortization	12,598,322	9,701,000
Paid in kind interest	1,125,545	880,987
Interest converted into common shares	-	74,629
Stock based compensation expense related to stock options	369,772	566,129
Deferred income taxes	(746,736)	(2,667,285)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(8,404,050)	1,342,428
Inventories	(441,550)	856,271
Prepaid expenses and other assets	(945,146)	(1,393,494)
Accounts payable	359,630	524,465
Accrued expenses	2,226,000	2,459,838
Net cash provided by operating activities	14,435,745	11,380,996
Investing activities
Purchases of property, plant and equipment	(4,906,382)	(2,232,214)
Proceeds from common control transactions, net of
cash transferred	-	34,771,786
Acquisitions (Note 3)	-	(121,772,397)
Net cash used in investing activities	(4,906,382)	(89,232,825)
Financing activities
Proceeds from term loan	-	46,335,900
Proceeds from senior secured subordinated note	-	9,746,720
Debt issuance and lender costs	-	(4,746,144)
Proceeds from issuance of stock	-	25,132,466
Proceeds from issuance of subordinated convertible notes	-	11,230,353
Proceeds from exercise of stock options	598,541	661,104
Payments on term loan	(9,375,000)	(12,489,600)
Payments on senior secured subordinated note	(146,400)	-
Net cash (used in) provided by financing activities	(8,922,859)	75,870,799
Effect of exchange rate on cash	(165,701)	(101,200)
Net increase (decrease) in cash	440,803	(2,082,230)
Cash
Beginning of period	2,212,806	4,295,036
End of period	$2,653,609	$2,212,806
Supplemental disclosures of cash information
Cash paid during the period for
Interest	$9,739,710	$8,219,146
Income taxes	4,403,752	2,635,142
Noncash financing activities
Conversion of subordinated convertible notes into
common stock	-	11,304,983
Interest paid in kind	1,125,545	880,987

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

1.	Description of Business

Aspen Surgical Products Holding, Inc. and Subsidiaries (collectively, the “Company”) is 81% owned by RoundTable Healthcare Partners II, LP, RoundTable Healthcare Investors II, LP (collectively referred to as “RoundTable”) and 19% owned by fourteen individuals including employees and a former owner of Aspen Surgical Products, Inc.  The Company was formed in 2006 to purchase Aspen Surgical Products, Inc. and is engaged in the manufacturing and distribution of both OEM and branded disposable and nondisposable medical products for surgical and general healthcare applications.

2.	Summary of Significant Accounting Policies

Principles of Consolidation
Consolidated financial statements include the accounts of Aspen Surgical Products Holdings, Inc. and its wholly owned subsidiaries, Aspen Surgical Products, Inc., Aspen Medical Europe Limited (U.K.), Ultracell Medical Technologies, Inc., Medical One, Inc., Colby Manufacturing Corporation, Turner Acquisition, LLC, and Aspen Surgical Puerto Rico Corporation.  All significant intercompany transactions have been eliminated in consolidation.

During the year ended December 31, 2010, the Company transferred its interests in Ultracell Medical Technologies, Inc., Medical One, Inc., and Turner Acquisition, LLC to entities under common control as discussed in Note 4.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant judgments and estimates include the determination and allocation of the purchase price to acquired assets and liabilities assumed, determining the fair value and estimated useful lives of intangible assets, goodwill valuation for impairment testing, recording accounts receivable reserves, customer rebate reserves, and inventory reserves.  The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the balance sheet date.  Actual results could differ from those estimates.

Foreign Currency Translation
The Company’s U.K. operations operate with the British Pound as their functional currency.  Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income (loss) in stockholders’ equity.  Foreign currency transaction gains and losses are included in current earnings.  The Company has provided intercompany debt to fund its U.K. acquisition which is payable in British Pounds.  The impact of exchange rate changes in the British Pound related to the intercompany debt translation is recorded in earnings annually.

Cash
Amounts presented as cash include only cash.  There are no cash equivalents.  The Company maintains cash account balances in excess of FDIC insured limits.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the amount invoiced to customers.  The Company’s payment terms do not include charging interest on past due amounts.  The allowances for doubtful accounts are recorded based upon the Company’s best estimate of credit losses included in accounts receivable.  The allowance is determined based upon historical performance and current available customer information.  Account balances are charged off against the allowance when it is deemed that the receivables will not be collected.

Inventory
Inventory is stated at the lower of cost, using the First-In, First-Out (FIFO) method, or market.  The Company evaluates inventory levels and expected usage on a periodic basis and records valuation allowances as required.

Property, Plant and Equipment
Property, plant and equipment are carried at cost.  Depreciation and amortization of property, plant and equipment are calculated using the straight-line method over the estimated useful lives, or over the lives of the underlying leases, if shorter.  Major improvements that extend the useful life are capitalized and charged to expense through depreciation.  The cost of routine maintenance and repairs is expensed as incurred.  When assets are retired or sold, the net carrying amount is eliminated with any gain or loss on disposal recognized in the year of disposal and classified within selling, general and administrative expenses.

Goodwill and Intangible Assets
The Company’s intangible assets consist of goodwill and intangible assets arising from its acquisitions. Intangible assets include customer relationships, trademarks and trade names, patents, proprietary technology and non competition agreements. Intangible assets with definite lives are being amortized on a straight-line basis and assume no residual value.

In accordance with authoritative guidance, the Company does not amortize goodwill. Instead the Company reviews goodwill and indefinite lived assets for impairment annually or more often should indicators of possible impairment arise  The Company first assesses qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. A reporting unit is an operating segment or one level below an operating segment for which discrete financial information is prepared and regularly reviewed by management. Based upon the Company’s assessment, no impairment of the carrying value of goodwill existed at December 31, 2011 or 2010.

Long-Lived Assets
The Company reviews long-lived assets (property, plant and equipment and finite-lived intangibles) to assess recoverability from projected undiscounted cash flows whenever events or changes in facts and circumstances indicate that the carrying value of the assets may not be recoverable.  An impairment loss is recognized in operating results when future undiscounted cash flows are less than the assets’ carrying value.  The impairment loss would adjust the carrying value to the assets’ fair value.  To date, the Company has not recorded any impairment charges against long-lived assets.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Debt Issuance Costs
Debt issuance costs consist of amounts paid to lenders and third parties in connection with obtaining debt financing.  These costs are amortized (and included in interest expense) over the term of the related debt agreements, which range from 5 to 6 years.  Lender costs are reflected as a reduction in the carrying value of the debt (debt discount), and third party costs are recorded as deferred financing costs and included in other assets.  The net carrying value of debt discount and deferred financing costs at December 31, 2011 were $3,366,021 and $271,976, respectively.  The net carrying value of debt discount and deferred financing costs at December 31, 2010 were $4,529,051 and $374,039, respectively.  Amortization of debt issuance costs and debt discount included in interest expense for the years ended December 31, 2011 and 2010 was $1,265,092 and $1,884,632, respectively.

Revenue Recognition
The Company records revenue when title and risk of loss pass to the customer (generally upon delivery), the sale price is fixed or determinable, delivery has occurred and collection is reasonably assured.  The Company offers its customers promotional programs designed to incent increased sales and build better commercial relationships.  Promotional programs are predominantly designed as rebate arrangements based upon levels of sales over specified time periods.  These programs are treated as a reduction of sales at the time the sale is recognized.  The Company accounts for such programs by establishing rebates based upon its customers’ progress towards achieving specified levels of sales.

During the duration of the Transition Services Agreement (“TSA”) with Becton, Dickinson and Company (“BD”) discussed in Note 3, and as of December 31, 2010, the Company had not yet established direct arrangements with end customers regarding transfers of ownership and pricing, therefore did not recognize sales at the point of delivery.  Rather the Company recognized sales when collections on accounts were remitted by BD.  The Company deferred $3,944,440 in net sales, $2,191,660 in cost of sales, and $229,534 in other direct expenses for delivered products as of December 31, 2010 which were recognized during the year ended December 31, 2011.

Shipping and Handling Costs
The Company’s invoices include amounts for shipping and handling costs including postage.  The Company recognizes these billings as revenue and includes the associated costs in cost of goods sold.

Fair Value of Financial Instruments
The Company’s financial instruments include cash, accounts receivable, accounts payable, accrued liabilities and long-term debt.  As a result of the short-term nature of the cash, accounts receivable, accounts payable and accrued liabilities, the carrying value of these items approximates fair value.

The carrying value of long-term debt approximates estimated fair value.  The interest rates on long-term debt are variable rates and the interest rates associated with fixed rate debt approximate market rates for similar debt.

Concentration of Credit Risk
The Company’s top two customers accounted for approximately 39% and 20% of consolidated gross sales for the years ended December 31, 2011 and 2010, respectively, and approximately 25% and 7% of accounts receivable as of December 31, 2011 and 2010, respectively.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Advertising Costs
Advertising costs are expensed as incurred.  Advertising costs were approximately $660,000 and $508,000, respectively, for the years ended December 31, 2011 and 2010.

Income Taxes
Income taxes are accounted for using the asset and liability method that requires the recognition of deferred tax assets and liabilities based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as well as tax-related interest and penalties as a component of income tax expense.

Stock Options
The Company accounts for stock options in accordance with ASC 718, Compensation-Stock Compensation.  The Company recognizes the cost of all share-based awards on a straight-line basis over the vesting period of the award based on the fair value of the stock-based compensation award on the date of grant.

The stock based compensation recognized by the Company during the years ended December 31, 2011 and 2010 were $369,771 and $566,129, respectively, and is included in selling, general and administrative expenses.

Recent Accounting Pronouncements
In September 2011, the Financial Accounting Standards Board (FASB) issued authoritative guidance requiring entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. In December 2011, the FASB issued an amendment to this authoritative guidance which indefinitely deferred the requirement that reclassification adjustments from accumulated other comprehensive income to be measured and presented by income statement line item in net income and also in other comprehensive income. This guidance is effective for fiscal years beginning after December 15, 2011 for non-public entities with early adoption permitted and full retrospective application required. The Company does not expect a significant financial statement impact relating to the adoption of this guidance.

Subsequent Events
The Company has evaluated the impact of subsequent events through April 27, 2012 the date the consolidated financial statements were made available to be issued.

3.	Acquisitions

2010 Acquisitions
Two separate acquisitions occurred in 2010.  These included certain of Medtronic Xomed, Inc.’s Merocel® ophthalmic fluid management products and the Bard-ParkerTM surgical blades and scalpels business from Becton, Dickinson and Company.

Merocel® Ophthalmic Fluid Management Product Line
On April 30, 2010, the Company acquired machinery, equipment and certain intangible assets related to Medtronic Xomed, Inc’s (“Medtronic”) Merocel® ophthalmic fluid management product line (“Merocel®”).  No liabilities were assumed in the purchase.  This purchase was made through the Company’s newly formed US subsidiary, Turner Acquisition, LLC.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The aggregate purchase price totaled $31,929,327.  All consideration was paid in cash.  In connection with the purchase of Merocel®, the Company incurred approximately $611,000 of acquisition related costs in 2010 that were expensed to business transaction expense.

The Company funded the purchase through obtaining $15,335,900 of Senior Debt and $6,611,786 in Subordinated Notes further discussed in Note 10 and the issuance of convertible notes having a combined principal value of $11,230,353 discussed in Note 9.

Goodwill and intangible assets recorded in the acquisition totaling $31,617,327 are amortizable for income tax purposes.  No indefinite lived intangible assets were recorded in connection with the acquisition.  The weighted average life of acquired intangible assets is 11 years and there is no estimated residual value.

The Company entered into a transition services agreement with Medtronic which requires Medtronic to have continuing involvement in the sales, order fulfillment and cash receipts processes and provide financial accounting and IT support to the Company in exchange for a monthly service fee.  Under the terms of the transition services agreement, Medtronic was required on a monthly basis to remit to the Company the net income of the purchased product line net of service fees.

During 2010, the Company transferred its interests in Turner Acquisition, LLC in a transaction with an entity under common control discussed in Note 4.

Bard-ParkerTM Surgical Blades and Scalpels Business
On July 30, 2010, the Company acquired the Bard-ParkerTM surgical blades and scalpels business (“Blades”) from Becton, Dickinson and Company (“BD”).  As part of the transaction, the Company acquired a facility in Las Piedras, Puerto Rico dedicated to the manufacturing of the Bard-ParkerTM line.  This purchase was made through the Company’s existing US subsidiary, Aspen Surgical Products, Inc through a newly formed Puerto Rican subsidiary, Aspen Surgical Puerto Rico Corporation.

The Company funded the purchase through obtaining $31,000,000 of Senior Debt and $3,000,000 in Subordinated Notes further discussed in Note 10 and a stock issuance to existing shareholders.  The Company issued 5,986 shares with a par value of $.01 for a total of $25,132,466.  The shares were issued to three of the existing owners.  Additionally, the Company received $36,700,000 in proceeds from the transfer of certain assets to an entity under common control further discussed in Note 4.

The aggregate purchase price was $89,843,070.  All consideration was paid in cash.  In connection with the purchase of Blades, the Company incurred approximately $2,012,000 of acquisition related costs in 2010 that were expensed to business transaction expense.

Goodwill and intangible assets recorded in the acquisition totaling $55,162,935 are amortizable for income tax purposes.  No indefinite lived intangible assets were recorded in connection with the acquisition.  The weighted average life of acquired intangible assets is 11 years and there is no estimated residual value.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The Company had a transition services agreement with BD which required BD to have continuing involvement in the sales, order fulfillment and cash receipts processes, provide financial accounting, IT and human resource support and provide product quality documentation to the Company in exchange for a monthly service fee.  Under the terms of the transition services agreement, BD was required on a monthly basis to remit to the Company the net profits of the Blades business net of cash payments for operations made by BD on behalf of the Company net of the service fee.  Total service fees incurred and paid by the Company under this arrangement during the years ended December 31, 2011 and 2010 were $271,997 and $692,936, respectively.

These acquisitions were accounted for under the purchase method, in accordance with ASC 805, Business Combinations.  The results of the businesses have been consolidated from the date of their acquisition.  The purchase prices were allocated based on estimated fair values at the date of acquisition determined through management analysis with the assistance of third party valuation firms.

	Merocel®	Blades	Total

Assets acquired
Inventory	$-	$12,807,976	$12,807,976
Property and equipment	312,000	21,872,159	22,184,159
Goodwill	20,090,327	20,862,935	40,953,262
Customer relationships	10,800,000	14,800,000	25,600,000
Tradenames	727,000	14,200,000	14,927,000
Proprietary technology and patents	-	5,300,000	5,300,000
Total purchase price	$31,929,327	$89,843,070	$121,772,397

Inventories that were acquired in the Bard-ParkerTM acquisition were valued at fair value and accordingly included a step-up in value of $3,641,859 from historical cost basis which was expensed during 2010 when the inventory was sold.

4.	Common Control Transactions

Ultracell Medical Technologies
On July 30, 2010, the Company transferred its interests in Ultracell Medical Technologies, Inc. and Medical One, Inc. (“Ultracell”), a manufacturer of disposable medical supply products, to Beaver-Vistec International, Inc. (“BVI”), for $5,000,000 in cash, in a transaction with an entity under common control.

The difference in the carrying value of the assets and liabilities of Ultracell transferred to BVI and the consideration received was recorded as a capital contribution to the Company.  The results of operations of Ultracell are included in the Company’s consolidated results of operations through July 30, 2010 as discontinued operations, net of income taxes as discussed below.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The Company had a transition services agreement with BVI which requires the Company to have continuing involvement in the sales, order-taking, order fulfillment, and cash receipts processes of Ultracell until May 1, 2011 in exchange for a monthly service fee.  Total service fees earned by the Company under this arrangement during the years ended December 31, 2011 and 2010 were $250,000 and $125,000, respectively, of which $0 and $25,000 were outstanding at December 31, 2011 and December 31, 2010, respectively.  The transition services agreement with BVI ended during the year ended December 31, 2011 at which time the Company sold all remaining Ultracell inventories to BVI.  At December 31, 2011, the Company had an outstanding receivable of $1,680,786 from BVI related to the sale of these inventories which is included in the Company’s Consolidated Balance Sheet.

Merocel® Ophthalmic Fluid Management Product Line
On July 30, 2010, the Company transferred its interests in Turner Acquisition, LLC (“Turner”), which had acquired the rights to manufacture and distribute the Merocel® Ophthalmic Fluid Management Product Line, to Beaver-Vistec International, Inc. (“BVI”), for $31,700,000 in cash, in a transaction with an entity under common control.

The difference in the carrying value of the assets and liabilities of Turner transferred to BVI and the consideration received was recorded as a capital distribution by the Company.  The results of operations of Turner are included in the Company’s consolidated results of operations through July 30, 2010 as discontinued operations, net of income taxes as discussed below.

The Company also transferred to BVI its rights under the transition services agreement with Medtronic discussed in Note 3.  BVI then entered into an arrangement with the Company which allowed the Company to benefit from the transition services agreement with Medtronic in relation to certain products in the Merocel® Ophthalmic Fluid Management Product Line that were not transferred to BVI.  The Company paid BVI a service fee for these rights and the service fees paid to BVI during the year ended December 31, 2011 and 2010 were $89,491 and $76,231, respectively.

The assets and liabilities transferred to BVI in connection with these common control transactions are listed below.

	Ultracell	Merocel®	Total

Assets
Cash	$-	$1,928,214	$1,928,214
Property and equipment, net	175,107	304,200	479,307
Goodwill	2,110,119	20,090,327	22,200,446
Intangible assets, net	1,364,218	11,062,500	12,426,718
Total assets	3,649,444	33,385,241	37,034,685
Liabilities
Payables, accrued expenses
and other current liabilities	-	868,878	868,878
Deferred tax liabilities	513,834	-	513,834
Total liabilities	513,834	868,878	1,382,712
Net assets	3,135,610	32,516,363	35,651,973
Consideration received	5,000,000	31,700,000	36,700,000
Capital contribution (distribution) resulting
from common control transaction	$1,864,390	$(816,363)	$1,048,027

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Upon completion of the transition services arrangement with BVI, the Company concluded that it ceased to have significant continuing involvement in the operations of the disposed components. The results of operations, net of income taxes, of the disposed components were therefore reclassified from continuing operations to discontinued operations in the Company’s consolidated financial statements for 2010.  Summarized financial information for the disposed components are as follows:

2010

Net Sales	$6,770,386
Gross Profit	2,882,137
Income before income taxes	1,126,870

5.	Inventories

Inventories at December 31, 2011 and 2010 were comprised of the following:

	2011	2010

Finished goods	$11,051,208	$12,855,777
Raw materials	8,012,159	6,865,758
Work in progress	2,584,375	1,959,958
Less: Excess and obsolescence reserve	(952,562)	(1,406,346)
Inventories, net	$20,695,180	$20,275,147

6.	Property, Plant and Equipment

The cost basis and estimated useful lives of property plant, and equipment consist of the following at December 31, 2011 and 2010:

			Estimated
			Useful Life
	2011	2010	(Years)

Land	$3,300,000	$3,300,000
Building and leasehold improvements	12,537,815	9,995,547	5-20
Machinery and equipment	17,395,149	16,589,999	5-10
Computer hardware and software	2,110,242	1,678,371	3-5
Furniture and fixtures	502,501	482,673	7
Office equipment	71,162	38,023	7
Construction in progress	4,567,728	3,503,348
	40,484,597	35,587,961
Less: Accumulated depreciation	(9,782,062)	(6,494,278)
Property, plant, and equipment, net	$30,702,535	$29,093,683

Depreciation expense for the years ended December 31, 2011 and 2010 was $3,898,316 and $2,488,407, respectively.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

7.	Goodwill and Intangible Assets

At December 31, 2011 and 2010, intangible assets consist of the following:

			Estimated
			Useful Life
	2011	2010	(Years)

Customer relationships	$58,484,975	$58,495,591	8-20
Trade names	22,600,749	22,602,917	10-30
Proprietary technology	3,142,584	3,143,402	10
Patents	3,430,000	3,430,000	8-9
Noncompetition agreement	1,197,653	1,197,653	2-5
	88,855,961	88,869,563
Less: Accumulated amortization	(22,541,623)	(15,161,932)
	$66,314,338	$73,707,631

The Company’s amortization expense of intangible assets for the years ended December 31, 2011 and 2010 were $7,434,914 and $5,940,792, respectively.  The Company estimates annual amortization expense of intangible assets to be approximately $7.3 million in 2012, $7.1 million in 2013 and 2014 and $6.9 million in 2015 and 2016 related to these intangibles.

Changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 were as follows:

December 31, 2009	$47,234,592
Acquisitions, Note 3	40,953,262
Common control transactions, Note 4	(22,200,446)
Foreign currency translation	(69,102)
December 31, 2010	65,918,306
Foreign currency translation	(32,836)
December 31, 2011	$65,885,470

8.	Accrued Expenses

Accrued expenses at December 31, 2011 and 2010 were comprised of the following:

	2011	2010

Accrued compensation	$3,642,947	$2,361,309
Accrued rebates	641,598	172,230
Accrued construction in process	629,388	-
Accrued utilities	149,714	299,271
Other accrued expenses	1,327,118	1,207,012
Total accrued expenses	$6,390,765	$4,039,822

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

9.	Subordinated Convertible Debt Instruments

During the year ended December 31, 2010, the Company issued $11,230,353 of subordinated convertible notes to five existing shareholders to finance the acquisition of Merocel® described in Note 3.  The subordinated convertible notes bore interest at 3.00% and had a maturity of the earlier of October 29, 2016, the date of the sale of Turner, or upon a change in control of the Company.  The subordinated convertible notes, together with accrued interest, were converted into common stock upon the transfer of the Company’s interests in Turner in the common control transaction described in Note 4.

10.	Debt Arrangements

Debt at December 31, 2011 and 2010 consists of the following:

	2011	2010

Working capital revolver; $10,000,000 available at
December 31, 2011 and 2010	$-	$-
Term loan; payable in quarterly installments ranging from
$1,075,000 to $2,150,000 through June 30, 2015, bearing
interest at variable rates	64,250,500	73,625,500
Subordinated notes with related party; bearing interest
payable quarterly at a fixed rate of 15%, 12% paid in cash
and 3% paid in kind, maturing July 30, 2016	38,098,459	37,119,314
	102,348,959	110,744,814
Less: Debt discount	(3,366,021)	(4,529,051)
	98,982,938	106,215,763
Less: Current maturities	(7,525,000)	(5,375,000)
	$91,457,938	$100,840,763

The Company maintains a credit facility (“Credit Facility”) that has been amended to include a term loan (“Term Loan”), a $10 million revolving line of credit (“Revolver”), and provides for $3 million of availability under letters of credit.  The maturity date of the Term Loan and Revolver is July 30, 2015.

The interest rate for amounts borrowed under Revolver and Term Loan, selected by the Company, is either the bank borrowing rate in effect from time to time, plus an applicable margin, or LIBOR, plus an applicable margin.  The applicable margin for Revolver and Term Loan borrowings is 4.25% for bank rate borrowings and 5.25% for LIBOR based borrowings.  The Company’s interest rate on the Term Loan was 6.75% as of December 31, 2011 and 2010.

Borrowings under the Credit Facility are collateralized by substantially all assets of the Company, subject to permitted liens.  The Credit Facility provides for optional prepayments of principal.  The Company made optional prepayments of $4,000,000 and $10,612,500 during 2011 and 2010, respectively.

The Credit Facility provides for mandatory prepayment based on excess cash flows as defined in the amended agreement.  There were no excess cash flows, as defined, for 2011 or 2010.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The Subordinated Notes were issued by a subordinated debt financing fund, which is affiliated through common ownership with RoundTable.

In February 2009, the Company entered into a third Subordinated Note for $14,500,000 through an amended and restated Subordinated Note agreement.  Fees associated with this amended and restated Subordinated Note agreement paid to the related party were $290,000.  The amended and restated agreement also restated the financial covenants.

In April 2010, in conjunction with the purchase of Merocel® (Note 3), the Company entered into a fourth Subordinated Note for $6,746,720 through an amended and restated Subordinated Note agreement.  Fees associated with this amended and restated Subordinated Note agreement paid to the related party were approximately $135,000.

In July 2010, in conjunction with the purchase of Blades (Note 3), the Company entered into a fifth Subordinated Note for $3,000,000 through an amended and restated Subordinated Note agreement.  Fees associated with this amended and restated Subordinated Note agreement paid to the related party were $60,000.

The Subordinated Notes do not allow for their prepayment prior to the maturity date except as discussed below.  The Company is required to treat interest of 3% as paid in kind, resulting in an increase to the face value of the debt.  During 2011 and 2010, interest of $1,125,545 and $880,987 has been added to the carrying value of the debt respectively.  The Company is required to make a principal payment on the Subordinated Notes each year following the fifth anniversary of each Subordinated Note in order for the Subordinated Notes to not constitute applicable high-yield debt obligations (“AHYDO”).  These principal payments are permitted by the Company’s Credit Facility.  Subordinated Note principal payments made during the years ended December 31, 2011 and 2010, were $146,400 and $0, respectively.

The Credit Facility and the Subordinated Notes contain, among other provisions, certain restrictive covenants as defined in the agreements, including maintenance of a minimum fixed charge coverage ratio, limitation on maximum total debt to EBITDA ratio, limitation on maximum senior leverage ratio, and limitation on capital expenditures and restriction on paying dividends and management fees.  At December 31, 2011, the Company was in compliance with the covenants contained in the Credit Facility and the Subordinated Notes.

On April 29, 2010, in connection with the acquisition of Merocel® (Note 3), the Company entered into a Consent and Seventh Amendment to the Credit Facility and an amendment to the Subordinated Notes (“April Amendments”).  The Company obtained $15,335,900 of additional Senior Debt under the Consent and Seventh Amendment to the Credit Facility.  As part of the Consent and Seventh Amendment, the lenders consented to the formulation of Turner Acquisition Corp, LLC, and the addition of $6,746,720 of Subordinated Notes to be used for purposes of paying a portion of the purchase price for Merocel®.  The term loan repayment schedule and financial ratio requirements were also modified.

Lender costs of approximately $898,000 were recorded as a reduction in the carrying value of the debt and third party costs of approximately $41,000 were capitalized as deferred financing costs and included in other assets.  In addition, the Company incurred approximately $362,000 of interest expense related to the write off of debt issuance and deferred financing costs upon debt modification.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

On July 29, 2010, in connection with the acquisition of Blades (Note 3), the Company entered into an Amended and Restated Credit Agreement and an Amended and Restated Subordination Agreement (“July Amendments”).  The Company obtained $31,000,000 of additional Senior Debt under the Amended and Restated Credit Agreement.  As part of the Amended and Restated Credit Facility, the lenders consented to the addition of $3,000,000 of Subordinated Notes to be used for purposes of paying a portion of the purchase price for Blades.  The term loan repayment schedule and financial ratio requirement were also modified.

Lender costs of approximately $3,557,000 were recorded as a reduction in the carrying value of the debt and third party costs of approximately $96,000 were capitalized as deferred financing costs and included in other assets.

Outstanding debt as of December 31, 2011 matures as follows:

2012	$7,525,000
2013	8,600,000
2014	8,600,000
2015	39,525,500
2016	38,098,462
$102,348,962

11.	Commitments and Contingencies

Operating Lease Commitments
The Company leases office and warehouse space in Caledonia, Michigan and Redditch, U.K. and certain other equipment under noncancelable operating leases.

During 2011, the Company extended the initial terms on two of its leases in Michigan for four year periods, each extending until 2017.  Each lease has the option to renew, one for an additional five years and the other for two additional five year periods, adjusted annually for cost-of-living increases.  Under the leasing arrangements, the Company pays property taxes, insurance and maintenance costs.

During 2011, the Company entered into a new 18 month lease for warehouse space.  The lease does not have the option to renew.  Under the leasing arrangements, the Company pays property taxes, insurance and maintenance costs.

There is one lease on office and warehouse space in the U.K.  The lease extends over a ten year period with an option to terminate the lease after five years during 2012.  Under the leasing arrangements, the Company pays VAT taxes, insurance and maintenance costs.

For the years ended December 31, 2011 and 2010, total rent expense under operating leases was approximately $1,123,057 and $1,038,378, respectively.

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Future minimum lease payments under noncancelable operating leases at December 31, 2011 are as follows:

Years Ending December 31,
2012	$1,336,910
2013	1,259,861
2014	1,177,768
2015	1,138,827
2016	1,162,487
2017 and thereafter	373,193
$6,479,046

Litigation
The Company is periodically involved in claims asserted in the normal course of its business.  Management believes that losses, if any, resulting from the resolution of these claims will not have a material adverse impact on the Company’s financial position, results of operations or its cash flows.

12.	Income Taxes

Income (loss) from operations was generated from the following:

	2011	2010

United States	$6,952,784	$(3,992,542)
United Kingdom	2,254,678	1,714,941
Puerto Rico	2,510,332	120,633
	$11,717,794	$(2,156,968)

The provision for income taxes for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010

Current
Federal	$2,799,207	$1,411,880
State	161,061	38,647
Foreign	1,238,136	536,991
	4,198,404	1,987,518
Deferred
Federal	(722,723)	(2,367,633)
State	(81,540)	(243,727)
Foreign	(57,527)	(55,925)
	(746,736)	(2,667,285)
	$3,451,668	$(679,767)

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

A reconciliation between the federal statutory tax rate and the effective tax rate is as follows:

	2011	2010

Computed statutory tax provision	$3,984,050	$(733,369)
Increase (decrease) resulting from
Net gain on common control transactions	-	435,081
Puerto Rico deemed dividend, net of foreign tax credit	269,944	146,792
Section 199 deduction	(329,190)	(154,853)
Foreign rate differential	(864,678)	(139,086)
Puerto Rico excise tax	485,373	-
State taxes and other differences	(93,831)	(234,332)
Provision (benefit) for income taxes	$3,451,668	$(679,767)

The Company had foreign net operating loss carryforwards of $0 and $319,987 as of December 31, 2011 and 2010, respectively.

Components of the net deferred tax assets at December 31, 2011 and 2010 are as follows:

	2011	2010

Deferred income tax assets
Current
Receivables	$314,006	$107,897
Inventory	283,693	557,637
Accrued liabilities	655,155	539,499
	1,252,854	1,205,033
Noncurrent
Acquisition expenses	573,941	668,256
Stock options	54,191	71,513
Other	285,147	69,872
	913,279	809,641
Total deferred income tax assets	$2,166,133	$2,014,674
Deferred income tax liabilities
Current
Prepaid expenses	$189,467	$191,812
	189,467	191,812
Noncurrent
Intangible assets	9,721,651	10,539,936
Unrealized gain/loss	291,198	412,504
Fixed assets	1,527,504	1,180,845
	11,540,353	12,133,285
Total deferred income tax liabilities	$11,729,820	$12,325,097

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

13.	Stock Option Plan

During 2007, the Company’s Board of Directors authorized a stock option plan (the “Plan”).  Under the Plan, options to purchase shares of the Company’s Common Stock may be granted to certain employees and directors with an exercise price equal to the estimated fair market value of the Company’s Common Stock as determined by the Board of Directors.  The Plan shall continue in effect from January 1, 2007, until the earlier of the Plan’s termination by the Board of Directors of the Company or the date on which all shares of Common Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan have lapsed.  The Company has reserved 1,111 shares of Common Stock for issuance under the Plan.  All options granted have an exercise price which approximated the estimated fair value of the underlying stock at the date of the grant, a term of ten years and vest on a pro rata basis over periods of three to five years, with a provision for acceleration of vesting if the Company is sold.

Stock option activity for the years ended December 31, 2010 and December 31, 2011 is as follows:

		Weighted -
		Average
		Exercise
	Shares	Price

Outstanding on December 31, 2009	641	$3,051
Granted	283	4,186
Exercised	(214)	3,089
Forfeited	(49)	3,169
Outstanding on December 31, 2010	661	3,515
Granted	29	5,335
Exercised	(186)	3,215
Forfeited	(11)	3,558
Outstanding on December 31, 2011	493	$3,735
Exercisable as of December 31, 2011	166	$3,129

The following table summarizes information about stock options outstanding at December 31, 2011:

Options Outstanding				Options Vested and Exercisable
Exercise Price	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Exercise Price	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$2,438	84	4.7	$2,438	$2,438	84	4.7	$2,438

3,683	95	6.3	3,683	3,683	42	6.3	3,683

3,499	88	7.6	3,499	3,499	11	7.7	3,499

4,198	154	8.0	4,198	4,198	26	5.0	4,198

4,146	53	8.0	4,146	4,146	3	6.2	4,146

5,934	19	8.0	5,934	-	-	-	-

Aspen Surgical Products Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The fair value of option issuances during the periods ended December 31, 2011 and 2010, are estimated on the date of grant based on the Black-Scholes option pricing model assuming, among other things, the following: a risk free interest rate ranging from 0.38% to 4.63% based on the U.S. Treasury yield rates, no dividend yield, a forfeiture rate of 6.8% based on historical forfeitures, expected volatility of 60.0% based on volatilities of comparable peers, and an expected life ranging from 3.00 to 4.00 years.  Exercise prices for the awards were set equal to the estimated fair value of the Company’s common stock on the date of grant.  The weighted average fair value of the options granted during the year was $2,140 and $1,962 per share in 2011 and 2010, respectively.  Unrecognized compensation expense totaling $420,881 at December 31, 2011 has a weighted average period of 2.3 years over which it will be recognized.

14.	Defined Contribution Savings Plans

The Company maintains a defined contribution savings plan under Section 401(k) of the Internal Revenue Code.  This plan covers substantially all domestic employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis.  Company contributions to the plan may be made at the discretion of the Board of Directors.  For the years ended December 31, 2011 and 2010, the Company recorded expense of $152,370 and $134,758, respectively, related to the contributions.

The Company maintains a defined contribution plan for substantially all employees in the U.K.  For the years ended December 31, 2011 and 2010, the Company recorded expense of approximately $216,506 and $225,427 related to these contributions.

15.	Related Party Transactions

The Company leases warehouse space from an entity in which a stockholder of the Company is an owner.  The Company incurred rent expense of $383,868 and $336,321 for the years ended December 31, 2011 and 2010, respectively, under this arrangement.

The general partner of RoundTable provides office space, secretarial services, sales support and other administrative services to the Company.  Fees paid for such services were $378,907 and $388,723 for the years ended December 31, 2011 and 2010, respectively.  These amounts are included in selling, general and administrative expenses in the consolidated statements of operations.

As noted in Note 10 above, the Company holds Subordinated Notes that were issued by a subordinated debt financing fund which is affiliated through common ownership with RoundTable.

As noted in Note 4, the Company transferred its interests in certain wholly-owned subsidiaries to entities under common control during the year ended December 31, 2010.